Exhibit 99.1

April 27, 2023 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the First Quarter of 2023

NORTH LIBERTY, IOWA - April 27, 2023 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three months ended March 31, 2023.

Three months ended March 31, 2023:
•Net Income of $12.6 million and Basic Earnings per Share of $0.16,
•Operating Revenue of $330.9 million, an increase of 118.8% over 2022,
•Operating Income of $22.9 million,
•Operating Ratio of 93.1% and 91.4% Non-GAAP Adjusted Operating Ratio(1),
•Total Assets of $1.6 billion,
•Stockholders' Equity of $866.6 million (All-time record).

Heartland Express Chief Executive Officer Mike Gerdin commented on the quarterly operating results and ongoing initiatives of the Company, "I am proud to report our consolidated operating results for the three months ended March 31, 2023, as our results delivered were driven by financial discipline in a challenging freight environment. We continued to drive operational changes at both Smith Transport and Contract Freighters, Inc. ("CFI"), our two most recent acquisitions which were completed in the back half of 2022 and doubled the size of our consolidated Company. As expected, in the initial periods following an acquisition, there are many operational opportunities to address and those efforts have been escalated given the current freight environment. We are attempting to improve the financial results of two large organizations during a period where freight demand is significantly less than it has been in the last two years along with significant pressure from many shippers to reduce freight rates while operational costs continue to rise. We thank our strong network of customers that value our long-term partnership and quality of service in a time where other shippers in our industry have focused solely on short-term cost reduction measures. We believe this current trend of lower freight demand and freight rate pressure will continue for the next one to two quarters and will likely have significant impacts on the available capacity within our industry. However, we demonstrated our financial stability and discipline as we were able to continue to generate significant operating cash flows, invest in our fleet and terminal network, and pay down approximately $129 million of outstanding debt and financing liabilities since they originated from the two acquisitions completed in 2022."

"Our consolidated operating revenues were $330.9 million, an increase of 118.8% compared to the same period of the prior year, and our consolidated operating ratio was 93.1%, and our Non-GAAP adjusted operating ratio(1) was 91.4%. Heartland Express and Millis Transfer delivered a GAAP operating ratio in the low 80's, while the combined results of Smith Transport and CFI were in the upper 90's during the first quarter of 2023. As expected, the GAAP operating ratio of Smith Transport and CFI is elevated as compared to our legacy operations and we will continue to focus on operating improvements for both revenues and costs to progress toward our stated goal of low 80's operating ratio within three years after acquisition. We believe this strategy has proven to be successful with past acquisitions and we are focused on delivering the same in partnership with both Smith Transport and CFI even when freight demand is currently lower than freight demand levels experienced prior to the acquisitions."

"Freight demand in the first quarter is typically softer due to expected seasonality following the fourth quarter holiday season, but the current demand levels are much lower than the standard and expected seasonality changes. Given what we have experienced and based on feedback from our customers, we expect volatile freight demand for at least the next two quarters of 2023. However, we remain committed to ongoing investments in our drivers and our company, to ensure stability for all of our employees. This includes a rewarding level of compensation, along with the equipment and tools to have a safe and successful career at Heartland Express, Millis Transfer, Smith Transport, and CFI. We are excited about the future and believe we are stronger together as Heartland Express, Millis Transfer, Smith Transport, and CFI navigate the ups and downs of our industry and the significant opportunities ahead of us.”

Financial Results

Heartland Express ended the first quarter of 2023 with operating revenues of $330.9 million, compared to $151.3 million in the first quarter of 2022, an increase of $179.6 million (118.8%). Operating revenues for the quarter included fuel surcharge revenues of $49.6 million, compared to $24.0 million in the same period of 2022. Operating income for the three-month period ended March 31, 2023 was $22.9 million, an increase of $0.5 million (2.2%) as compared to the same period of the prior year. Net income was $12.6 million, as compared to $16.8 million in the first quarter of 2022. Basic earnings per share were $0.16 during the quarter, as compared to $0.21 in the same period of 2022. The Company posted an operating ratio of 93.1%, non-GAAP adjusted operating ratio(1) of 91.4%, and a 3.8% net margin (net income as a percentage of operating revenues) in the first quarter of 2023 compared to 85.2%, 81.7%, and 11.1%, respectively, in the first quarter of 2022.

Balance Sheet, Liquidity, and Capital Expenditures

As of March 31, 2023, the Company had $55.5 million in cash balances, an increase of $6.0 million since December 31, 2022. Debt and financing lease obligations of $366.0 million remain at March 31, 2023, down from the initial $447.3 million borrowings less associated fees for the CFI acquisition in August 2022 and $46.8 million debt and finance lease obligations assumed from the Smith acquisition in May 2022. There were no borrowings under the Company's unsecured line of credit at March 31, 2023. The Company had $86.4 million in available borrowing capacity on the line of credit as of March 31, 2023 after consideration of $13.6 million of outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $1.6 billion and stockholders' equity of $866.6 million, another all-time record for stockholders' equity.

Net cash flows from operations for the first three months of 2023 were $66.4 million, 20.1% of operating revenue. The primary uses of cash were $47.3 million repayments of debt and financing leases and $13.3 million, net of proceeds, used for property and equipment transactions. Since the acquisitions completed in 2022, the Company has repaid $120 million of variable rate term debt (CFI acquisition) and approximately $9 million of fixed rate equipment financing liabilities (Smith Transport acquisition).

The average age of the Company's consolidated tractor fleet was 2.1 years as of March 31, 2023 compared to 1.5 years on March 31, 2022. The average age of the Company's consolidated trailer fleet was 6.2 years as of March 31, 2023 compared to 3.7 years on March 31, 2022. The average age of our fleet was impacted by the inclusion of Smith Transport and CFI acquisitions in 2022. We anticipate continued disposition of older tractors and trailers in the Smith Transport and CFI fleets throughout 2023 and beyond. We currently expect net capital expenditures of $70 to $80 million for tractors and trailers and expect to recognize $15 to $20 million of gains on disposition of equipment throughout all of 2023.
The Company continues its commitment to stockholders through the payment of cash dividends. A regular dividend of $0.02 per share was declared during the first quarter of 2023 and paid on April 7, 2023. The Company has now paid cumulative cash dividends of $544.2 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past seventy-nine consecutive quarters since 2003. Our outstanding shares at March 31, 2023 were 79.0 million. A total of 4.6 million shares of common stock have been repurchased for $81.5 million over the past five years. However, no shares of common stock were repurchased in the first three months of 2023 or throughout

2022. The Company has the ability to repurchase an additional 6.6 million shares under the current authorization which would result in 72.3 million outstanding shares if fully executed.

Other Information

During the first quarter of 2023, we continued to deliver award-winning service and safety to our customers and were also recognized for operational excellence and community service, as evidenced by the following awards for our company and our employees:

•2022 PepsiCo/Gatorade SW Carrier of the Year
•2022 DHL/Tempur Pedic Carrier of the Year
•2023 PepsiCo “Rolling Remembrance” Participant
•Driver Zach Yeakley named 2022 TCA's Highway Angel of the Year (CFI)
•Driver Endrea Davisson - Women in Trucking Association - 2023 Top Women to Watch in Transportation (CFI)

Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to freight supply and demand, the market for drivers, our ability to react to changing market conditions, operational improvements, progress toward our goals, deployment of cash reserves, future capital expenditures, future dispositions of revenue equipment and proceeds therefrom, future operating ratio and future operating revenues, and future stock repurchases, dividends, acquisitions, and debt repayment are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2022. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2023	2022
OPERATING REVENUE	$330,916	$151,275

OPERATING EXPENSES:
Salaries, wages, and benefits	$123,333	$58,638
Rent and purchased transportation	33,144	748
Fuel	57,528	29,711
Operations and maintenance	15,026	5,079
Operating taxes and licenses	5,543	3,209
Insurance and claims	11,002	5,566
Communications and utilities	2,876	1,078
Depreciation and amortization	48,469	23,311
Other operating expenses	17,891	5,798
Gain on disposal of property and equipment	(6,786)	(4,258)

	308,026	128,880

Operating income	22,890	22,395

Interest income	484	146
Interest expense	(6,075)	—

Income before income taxes	17,299	22,541

Federal and state income taxes	4,687	5,766

Net income	$12,612	$16,775

Earnings per share
Basic	$0.16	$0.21
Diluted	$0.16	$0.21

Weighted average shares outstanding
Basic	78,987	78,929
Diluted	79,022	78,953

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	March 31,	December 31,
ASSETS	2023	2022
CURRENT ASSETS
Cash and cash equivalents	$55,506	$49,462
Trade receivables, net	126,170	139,819
Prepaid tires	10,862	11,293
Other current assets	19,774	26,069
Income taxes receivable	—	3,139
Total current assets	212,312	229,782

PROPERTY AND EQUIPMENT	1,279,915	1,282,194
Less accumulated depreciation	341,509	308,936
	938,406	973,258
GOODWILL	320,675	320,675
OTHER INTANGIBLES, NET	102,410	103,701
OTHER ASSETS	19,642	19,894
DEFERRED INCOME TAXES, NET	1,488	1,224
OPERATING LEASE RIGHT OF USE ASSETS	17,577	20,954
	$1,612,510	$1,669,488
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$47,492	$62,712
Compensation and benefits	31,549	30,972
Insurance accruals	17,635	18,490
Long-term debt and finance lease liabilities - current portion	13,307	13,946
Operating lease liabilities - current portion	10,885	12,001
Income taxes payable	9,608	—
Other accruals	16,088	18,636
Total current liabilities	146,564	156,757
LONG-TERM LIABILITIES
Income taxes payable	6,569	6,466
Long-term debt and finance lease liabilities less current portion	352,645	399,062
Operating lease liabilities less current portion	6,692	8,953
Deferred income taxes, net	199,121	207,516
Insurance accruals less current portion	34,300	35,257
Total long-term liabilities	599,327	657,254
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2023 and 2022; outstanding 78,989 and 78,984 in 2023 and 2022, respectively	907	907
Additional paid-in capital	4,197	4,165
Retained earnings	1,062,672	1,051,641
Treasury stock, at cost; 11,700 and 11,705 in 2023 and 2022, respectively	(201,157)	(201,236)
	866,619	855,477
	$1,612,510	$1,669,488

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio reconciliation (a)

	Three Months Ended March 31,
	2023	2022
	(Unaudited, in thousands)

Operating revenue	$330,916	$151,275
Less: Fuel surcharge revenue	49,647	23,969
Operating revenue, excluding fuel surcharge revenue	281,269	127,306

Operating expenses	308,026	128,880
Less: Fuel surcharge revenue	49,647	23,969
Less: Amortization of intangibles	1,291	598
Less: Acquisition-related costs	—	255
Adjusted operating expenses	257,088	104,058

Operating income	22,890	22,395
Adjusted operating income	$24,181	$23,248

Operating ratio	93.1%	85.2%
Adjusted operating ratio	91.4%	81.7%

(a) Operating revenue excluding fuel surcharge revenue, as reported in this press release is based upon operating revenue minus fuel surcharge revenue. Adjusted operating income as reported in this press release is based upon operating revenue excluding fuel surcharge revenue, less operating expenses, net of fuel surcharge revenue, non-cash amortization expense related to intangible assets, acquisition-related legal and professional fees, and the gain on sale of a terminal property. Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, amortization of intangibles, acquisition-related costs, and the gain on sale of terminal property, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control, and removes items resulting from acquisitions or one-time transactions that do not reflect our core operating performance. Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are not substitutes for operating revenue, operating income, or operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define such measures differently. Because of these limitations, operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.